Exhibit 99.1

	Contact:	Greg Eden
508-293-7195
FOR IMMEDIATE RELEASE		eden_greg@emc.com

EMC REPORTS RECORD FOURTH QUARTER,

FULL YEAR REVENUES

Tenth Consecutive Quarter of Double-Digit Revenue Growth;

First $1 Billion Quarter in Software Revenues

HOPKINTON, Mass. – January 24, 2006 – EMC Corporation (NYSE:EMC), the world leader in information management and storage, today reported strong fourth quarter and full fiscal year financial results for 2005, establishing new company records for quarterly and full year revenues.

Total consolidated revenue for EMC’s fourth quarter was $2.71 billion, 15% higher than the $2.36 billion reported for the fourth quarter of 2004. Excluding the fourth quarter charges discussed below, net income for the quarter grew 27% to $409 million or $0.17 per diluted share, compared with $321 million or $0.13 per diluted share reported for the fourth quarter of 2004. Including these charges, net income for the quarter was $148 million or $0.06 per diluted share.

Total consolidated revenue for EMC’s full 2005 fiscal year was $9.66 billion, 17% higher than the $8.23 billion reported for the full 2004 fiscal year. Diluted earnings per share for the full fiscal year, excluding the special items discussed below, grew 47% to $0.53. Including these items, net income for the year grew 30% to $1.1 billion or $0.47 per diluted share.

Joe Tucci, Chairman, President and CEO of EMC, said, “We closed a record year with a record quarter. Our combined software businesses had their first billion-dollar quarter and our market-leading midrange storage systems had their best quarter ever.

“In 2005 we invested more than a billion dollars in research and development to make information lifecycle management really come alive for customers. We will continue our aggressive rollout of new products in 2006 to help organizations around the world tackle relentless information growth, improve productivity, lower technology and operational costs, and simplify their information infrastructures.

“With 10 consecutive quarters of double-digit revenue growth behind us, we fully expect our momentum and level of execution to continue into 2006 and beyond. During the year our platforms and our portfolio of software and services will continue to expand to address new markets and customer priorities. With information technology utilization rates at record highs and capital expenditures approaching record lows, we expect even stronger interest among our customers for these new offerings and the value they provide.”

Systems revenue grew 19% in the fourth quarter compared with the year-ago quarter, to $1.3 billion. EMC grew its software license and maintenance revenues 16% to a record $1.0 billion during the quarter. Professional services, systems maintenance and other services revenue grew 4% to $403 million.

EMC had double-digit revenue growth across each of its major geographies during the quarter. International revenue growth outpaced revenue growth in North America as EMC continued to benefit from investments made in regions where the company has been traditionally under-represented.

Bill Teuber, EMC’s Executive Vice President and Chief Financial Officer, said, “It was a quarter and year of billions. In addition to reaching a billion dollars in quarterly software revenues and spending more than a billion dollars during the year on R&D, we bought back more than $1 billion of our stock during the year. We also invested nearly $700 million of cash in several strategic acquisitions in 2005, further strengthening our core business and expanding EMC into new, adjacent markets.”

Fourth Quarter Highlights

Within EMC’s systems business, midrange platforms grew revenues 32% compared to the year ago quarter as new products and tighter enterprise application integration drove record revenues for the EMC CLARiiON, EMC Centera and EMC Celerra lines. EMC’s NAS revenues increased nearly 50% during the quarter compared to the year ago quarter. EMC Symmetrix revenue was up 19% from the third quarter of 2005 on strong demand for the recently introduced DMX 3 platform. The new DMX system sold out in the fourth quarter and represented more than a third of all Symmetrix systems sold.

EMC multi-platform software revenue grew by double-digits during the quarter compared to the year-ago quarter, led by record sales of EMC Documentum, EMC NetWorker, EMC Retrospect and EMC Smarts software. Content management software license revenue grew 25% as customers deployed the EMC Documentum enterprise content management platform to manage their growing volumes of unstructured information. Backup, recovery and archive software license revenue also grew by double-digits as customers continued to place a priority on information protection and compliance. And resource management software revenues expanded as customers continued to adopt EMC Smarts as their core IT analysis and impact assessment software.

VMware achieved record quarterly revenue in the fourth quarter, growing revenue 62% compared to the year ago quarter. The EMC subsidiary showed continued growth as customers increasingly standardize on VMware virtual infrastructure for their x86 production environments. During the quarter VMware introduced the new ESX Server 3, with data center capabilities for larger enterprise workloads and expanded low cost storage support; VirtualCenter 2, with Distributed Resource Scheduling; and VMware Player, a free product that enables personal computer users to easily run any virtual machine on a Windows or Linux personal computer. There have been more than 700,000 downloads of VMware Player and more than 150,000 of the browser appliance that runs on it. Also during the quarter more than 60 leading operating system, database, application server, enterprise application, management and infrastructure software vendors announced they support their software applications in VMware virtual infrastructure environments.

2005 Highlights

EMC had double-digit revenue growth across all major business lines in 2005 as customers and partners deployed information lifecycle management strategies and embraced the company’s expanding lineup of systems, software and services.

Systems revenue grew 16% during the year, helped by additions and enhancements to EMC’s entire line of networked storage platforms. Total software revenue, including license and maintenance revenue, grew 20% to a record $3.58 billion as organizations turned to EMC’s software portfolio to manage, protect, secure, move and share information. Services revenues grew 20% in 2005, as more and more customers engaged EMC professionals to help plan, build, manage and support ILM implementations.

Special Items

During the fourth quarter EMC incurred several special charges including a $14 million in-process research and development charge related to closing its acquisition of Captiva Software Corporation; a $180 million charge for income taxes related to the repatriation of approximately $3 billion of accumulated income earned abroad; and an $80 million charge for the approval of a plan to rebalance approximately 1,000 positions within its workforce. During the third quarter EMC had a $106 million favorable benefit from an income tax settlement. Excluding the after tax impact of these items, diluted earnings per share was $0.17 for the fourth quarter and $0.53 for the year.

Business Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not give effect to the potential impact of any mergers, acquisitions, divestitures or business combinations that may be announced after the date hereof. These statements supersede all prior statements regarding business outlook set forth in prior EMC news releases.

First quarter and full year 2006

•	Consolidated revenues for the first quarter of 2006 are expected to be between $2.57 billion and $2.59 billion.

•	Diluted earnings per share for the first quarter are expected to be $0.14, excluding the impact of the adoption of Financial Accounting Standard No. 123R (“FAS 123R”) which is estimated to be $0.03 per share. Including the impact of FAS 123R, diluted earnings per share are expected to be $0.11.

•	Consolidated revenues for 2006 are expected to be between $11.1 billion and $11.3 billion.

•	Diluted earnings per share for 2006 are expected to between $0.63 and $0.66, excluding the impact of FAS 123R, which is estimated to be $0.09 per share. Including the impact of FAS 123R, diluted earnings per share are expected to be between $0.54 and $0.57.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information management and storage that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

EMC, Celerra, CLARiiON, Documentum, Smarts, Symmetrix, Captiva and VMware are registered trademarks, and Centera and NetWorker are trademarks, of EMC Corporation and its subsidiaries. All other trademarks are the property of their respective owners.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) risks associated with acquisitions and investments, including the challenges and costs of integration, restructuring and achieving anticipated synergies; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (vi) component and product quality and availability; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) insufficient, excess or obsolete inventory; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of EMC’s performance, should be considered in addition to, not as a substitute for, or superior to, measures of EMC’s financial performance prepared in accordance with generally accepted accounting principles (GAAP). A reconciliation of these non-GAAP financial measures to GAAP is provided in the text of this release or in the table entitled “Reconciliation of GAAP to Adjusted Net Income” attached to this release. EMC’s non-GAAP measures may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how EMC defines its non-GAAP financial measures.

Specifically, the following special items are excluded from certain of the non-GAAP financial measures, as detailed in this release:

•	A $180 million charge for income taxes incurred in the fourth quarter of 2005 related to the repatriation of approximately $3 billion of accumulated income earned abroad. As this charge relates to EMC’s use of a limited-time program established by the U.S. government, management believes that this charge is unusual.

•	An $80 million charge incurred in the fourth quarter of 2005 to rebalance approximately 1,000 positions within EMC’s workforce. Management believes that because the cost of such activities does not occur each quarter, it may not allow meaningful period-to-period comparisons and trend analysis of EMC’s on-going operations.

•	A $14 million in-process research and development charge incurred in the fourth quarter of 2005 related to closing EMC’s acquisition of Captiva Software Corporation. Management believes that this charge is directly related to the status of Captiva’s research and development efforts at the time of acquisition and not of EMC’s on-going operations.

•	A $106 million benefit recognized in the third quarter of 2005 from the favorable resolution of certain income tax audits and expiration of statutes of limitations. Management believes that because these activities do not occur each quarter, it may not allow meaningful period-to-period comparisons and trend analysis of EMC’s on-going operations.

•	For 2006, management’s expectations of diluted earnings per share, excluding the impact of FAS 123R on the 2006 first quarter and full year results. The exclusion of the impact of FAS 123R is estimated to be approximately $.03 and $.09 per diluted share for the 2006 first quarter and full year, respectively. Management believes that the exclusion of these charges provides greater comparability to prior period GAAP results.

EMC’s management uses these non-GAAP financial measures to gain an understanding of its comparative operating performance (when comparing such results to previous periods or forecasts) and future prospects. These non-GAAP financial measures are also used by EMC’s management in their financial and operating decision-making because management believes they reflect the underlying economics of EMC’s ongoing business in a manner that allows meaningful period-to-period comparisons. Such comparisons may be more meaningful because operating results presented under GAAP may include, from time to time, items that are not necessarily relevant to understand EMC’s business and may, in some cases, be difficult to forecast accurately for future periods. EMC’s management believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating EMC’s current operating performance and future prospects in the same manner as management does if they so choose. These non-GAAP financial measures have limitations, however, because they do not include all items of income and expense that impact EMC’s operations. Management compensates for these limitations by also considering EMC’s financial results as determined in accordance with GAAP.

EMC CORPORATION

Consolidated Income Statements

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues:
Product sales	$2,012,916	$1,733,828	$7,009,026	$6,055,121
Services	697,351	623,968	2,654,929	2,174,367

	2,710,267	2,357,796	9,663,955	8,229,488
Cost and expenses:
Cost of product sales	937,638	849,584	3,363,017	3,040,560
Cost of services	288,290	272,400	1,108,119	974,321
Research and development	262,470	222,488	1,004,829	847,899
Selling, general and administrative	706,358	625,731	2,605,977	2,266,665
Restructuring and other special charges	94,774	23,362	101,591	56,050

Operating income	420,737	364,231	1,480,422	1,043,993

Investment income	55,959	41,316	190,434	156,726
Interest expense	(2,065)	(1,941)	(7,988)	(7,516)
Other expense, net	(9,691)	(653)	(10,625)	(8,173)

Income before taxes	464,940	402,953	1,652,243	1,185,030
Income tax provision	316,645	82,408	519,078	313,841

Net income	$148,295	$320,545	$1,133,165	$871,189

Net income per weighted average share, basic	$0.06	$0.13	$0.48	$0.36

Net income per weighted average share, diluted	$0.06	$0.13	$0.47	$0.36

Weighted average shares, basic	2,361,223	2,393,045	2,382,977	2,402,198
Weighted average shares, diluted	2,411,855	2,446,431	2,432,582	2,450,570

As a % of total revenue:
Gross margin	54.8%	52.4%	53.7%	51.2%
Selling, general and administrative	26.1%	26.5%	27.0%	27.5%
Research and development	9.7%	9.4%	10.4%	10.3%
Operating income	15.5%	15.4%	15.3%	12.7%
Net income	5.5%	13.6%	11.7%	10.6%

EMC CORPORATION

Reconciliation of GAAP to Adjusted Net Income

Three Months Ended December 31, 2005

(in thousands, except per share amounts)

Unaudited

	GAAP	Adjustments		Adjusted (1)
Revenues:
Product sales	$2,012,916			$2,012,916
Services	697,351			697,351

	2,710,267			2,710,267
Cost and expenses:
Cost of product sales	937,638			937,638
Cost of services	288,290			288,290
Research and development	262,470			262,470
Selling, general and administrative	706,358			706,358
Restructuring and other special charges	94,774	$(94,774	)(2)	—

Operating income	420,737	$94,774		515,511

Investment income	55,959			55,959
Interest expense	(2,065)			(2,065)
Other expense, net	(9,691)			(9,691)

Income before taxes	464,940	94,774		559,714
Income tax provision	316,645	$(165,486	)(3)	151,159

Net income	$148,295	$260,260		$408,555

Net income per weighted average share, basic	$0.06			$0.17

Net income per weighted average share, diluted	$0.06			$0.17

Weighted average shares, basic	2,361,223			2,361,223
Weighted average shares, diluted	2,411,855			2,411,855

As a % of total revenue:
Gross margin	54.8%			54.8%
Selling, general and administrative	26.1%			26.1%
Research and development	9.7%			9.7%
Operating income	15.5%			19.0%
Net income	5.5%			15.1%

(1)	The adjusted column excludes restructuring and other special charges and certain income tax adjustments. The information presented is not prepared in accordance with generally accepted accounting principles ("GAAP").

(2)	Represents in process research and development related to the Captiva acquisition ($14.3 million) and restructure charges ($80.5 million).

(3)	Represents the tax benefit of the restructure charges ($14.7 million) and tax expense associated with the repatriation of cash under the 2004 American Jobs Creation Act ($180.2 million).

EMC CORPORATION

Consolidated Balance Sheets

(in thousands, except per share amounts)

Unaudited

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$2,322,370	$1,476,803
Short-term investments	1,615,495	1,236,726
Accounts and notes receivable, less allowance for doubtful accounts of $38,126 and $39,901	1,405,564	1,162,387
Inventories	724,751	514,065
Deferred income taxes	326,318	289,810
Other current assets	179,478	151,135

Total current assets	6,573,976	4,830,926
Long-term investments	3,417,589	4,727,237
Property, plant and equipment, net	1,754,035	1,571,810
Intangible assets, net	563,024	499,478
Other assets, net	598,252	509,041
Goodwill, net	3,883,507	3,284,414

Total assets	$16,790,383	$15,422,906

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$583,756	$522,770
Accrued expenses	1,279,857	1,090,666
Income taxes payable	645,694	404,772
Deferred revenue	1,164,551	930,492

Total current liabilities	3,673,858	2,948,700
Deferred revenue	640,598	570,995
Deferred income taxes	175,192	141,600
Long-term convertible debt	126,963	128,456
Other liabilities	108,342	109,868

Commitments and contingencies
Stockholders’ equity:
Series preferred stock, par value $.01; authorized 25,000 shares, none outstanding	—	—
Common stock, par value $.01; authorized 6,000,000 shares; issued and outstanding 2,384,147 and 2,404,969 shares	23,841	24,050
Additional paid-in capital	5,867,076	6,221,099
Deferred compensation	(332,311)	(124,286)
Retained earnings	6,570,511	5,437,346
Accumulated other comprehensive loss, net	(63,687)	(34,922)

Total stockholders’ equity	12,065,430	11,523,287

Total liabilities and stockholders’ equity	$16,790,383	$15,422,906

EMC CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Twelve Months Ended
	December 31, 2005	December 31, 2004
Cash flows from operating activities:
Cash received from customers	$9,732,761	$8,329,367
Cash paid to suppliers and employees	(7,539,855)	(6,290,996)
Dividends and interest received	249,208	154,366
Interest paid	(9,132)	(6,423)
Income taxes paid	(216,686)	(84,019)

Net cash provided by operating activities	2,216,296	2,102,295

Cash flows from investing activities:
Additions to property, plant and equipment	(601,145)	(371,449)
Capitalized software development costs	(167,109)	(166,347)
Purchases of short and long-term available for sale securities	(12,115,524)	(8,391,782)
Sales and maturities of short and long-term available for sale securities	12,983,911	7,533,686
Business acquisitions, net of cash acquired	(683,663)	(590,410)
Other	(28,155)	(78,398)

Net cash used in investing activities	(611,685)	(2,064,700)

Cash flows from financing activities:
Issuance of common stock	263,296	229,951
Purchase of treasury stock	(1,003,419)	(545,718)
Payment of long-term and short-term obligations	(3,721)	(8,196)
Issuance of long-term and short-term obligations	220	140

Net cash used in financing activities	(743,624)	(323,823)

Effect of exchange rate changes on cash	(15,420)	10,055

Net increase (decrease) in cash and cash equivalents	845,567	(276,173)
Cash and cash equivalents at beginning of period	1,476,803	1,752,976

Cash and cash equivalents at end of period	$2,322,370	$1,476,803

Reconciliation of net income to net cash provided by operating activities:
Net income	$1,133,165	$871,189
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	639,974	616,357
Non-cash restructuring and other special charges	17,370	19,291
Amortization of deferred compensation	81,578	59,715
Provision for doubtful accounts	9,750	10,067
Deferred income taxes, net	(3,173)	241,591
Tax benefit from stock options exercised	42,593	46,302
Other	56,594	(2,143)
Changes in assets and liabilities, net of acquisitions:
Accounts and notes receivable	(221,507)	(208,595)
Inventories	(180,442)	21,084
Other assets	(65,150)	(20,554)
Accounts payable	12,186	108,827
Accrued expenses	153,622	75,346
Income taxes payable	263,255	(58,612)
Deferred revenue	280,563	298,407
Other liabilities	(4,082)	24,023

Net cash provided by operating activities	$2,216,296	$2,102,295

Non-cash activity:
- Issuance of stock options exchanged in business combinations	$77,645	$73,351

EMC Corporation

Supplemental Financial Data

Revenue Analysis

(in thousands)

Unaudited

Revenue Components

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	YTD 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005	YTD 2005
Revenues
Systems	$894,956	$930,230	$948,938	$1,096,882	$3,871,006	$1,025,971	$1,068,725	$1,091,881	$1,300,290	$4,486,867

Software:
Software License	483,640	525,549	537,980	636,946	2,184,115	594,532	619,605	595,396	712,626	2,522,159
Software Maintenance	176,102	189,947	207,257	225,409	798,715	237,894	258,622	269,145	287,587	1,053,248

Total Software License & Maintenance	659,742	715,496	745,237	862,355	2,982,830	832,426	878,227	864,541	1,000,213	3,575,407

Professional, Systems Maintenance and Other Services	297,053	308,502	320,401	386,070	1,312,026	374,609	389,359	402,087	402,830	1,568,885
	1,851,751	1,954,228	2,014,576	2,345,307	8,165,862	2,233,006	2,336,311	2,358,509	2,703,333	9,631,159
Other Businesses	19,878	16,956	14,303	12,489	63,626	10,125	8,504	7,233	6,934	32,796

Total Consolidated Revenues	$1,871,629	$1,971,184	$2,028,879	$2,357,796	$8,229,488	$2,243,131	$2,344,815	$2,365,742	$2,710,267	$9,663,955

Percentage impact to EMC revenue growth rate due to changes in exchange rates from the prior year	5.9%	3.9%	3.1%	2.5%	3.7%	1.7%	1.7%	0.6%	-0.5%	0.8%

EMC Corporation

Supplemental Financial Data

Revenue Analysis

(in thousands)

Unaudited

Supplemental Revenue Data

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	YTD 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005	YTD 2005
Symmetrix Hardware and Software Revenue (a)	$671,838	$650,181	$646,292	$755,342	$2,723,653	$652,328	$677,655	$633,308	$754,345	$2,717,636
CLARiiON Hardware and Software Revenue (a)	284,615	326,086	354,563	392,841	1,358,105	418,641	430,960	425,375	518,729	1,793,705
Connectivity Revenue (b)	143,516	164,326	169,105	191,917	668,864	176,053	188,189	226,829	242,992	834,063

Platform Software License Revenue	$251,135	$263,168	$275,851	$318,719	$1,108,873	$284,485	$312,827	$284,446	$333,442	$1,215,200
Platform Software Maintenance Revenue	66,525	73,210	83,617	93,260	316,612	100,064	104,601	109,727	116,182	430,574

Total Platform Revenue	$317,660	$336,378	$359,468	$411,979	$1,425,485	$384,549	$417,428	$394,173	$449,624	$1,645,774

Multi-platform Software License Revenue:
Resource Management Software License Revenue	$121,340	$145,917	$133,784	$157,121	$558,162	$146,708	$151,833	$141,002	$167,404	$606,947
Backup and Archive Software License Revenue	37,962	38,977	36,404	53,011	166,354	51,742	49,877	50,467	59,881	211,967
Content Management Software License Revenue	40,051	38,656	42,195	51,515	172,417	49,302	39,160	47,637	64,400	200,499

Total Multi-platform Software License Revenue	199,353	223,550	212,383	261,647	896,933	247,752	240,870	239,106	291,685	1,019,413
Multi-platform Software Maintenance Revenue	103,931	109,455	116,110	122,396	451,892	125,371	134,476	137,196	149,258	546,301

Total Multi-platform Revenue	$303,284	$333,005	$328,493	$384,043	$1,348,825	$373,123	$375,346	$376,302	$440,943	$1,565,714

VMware Software License Revenue	$33,152	$38,831	$49,746	$56,580	$178,309	$62,295	$65,908	$71,844	$87,499	$287,546
VMware Maintenance and Services Revenue	6,142	8,367	10,874	14,485	39,868	17,795	25,019	29,416	27,710	99,940

Total VMware Revenue	$39,294	$47,198	$60,620	$71,065	$218,177	$80,090	$90,927	$101,260	$115,209	$387,486

(a)	Includes hardware, hardware upgrades and platform software.

(b)	Includes Connectrix fibre channel switch/director revenues, Celerra file server revenue, exclusive of disk revenue, Rainstorage product revenues and Invista product revenues.

EMC CORPORATION

Supplemental Schedule of Earnings Adjusted to Expense Stock Options

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net income	$148,295	$320,545	$1,133,165	$871,189
Incremental stock option expense, net of taxes	(68,512)	(96,246)	(319,550)	(371,584)

Adjusted net income	$79,783	$224,299	$813,615	$499,605

Net income per weighted average share, basic - as reported	$0.06	$0.13	$0.48	$0.36

Net income per weighted average share, diluted - as reported	$0.06	$0.13	$0.47	$0.36

Adjusted net income per weighted average share, basic	$0.03	$0.09	$0.34	$0.21

Adjusted net income per weighted average share, diluted	$0.03	$0.09	$0.34	$0.20

Note: The above presentation has been computed in accordance with Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation”. Prior period amounts have been adjusted to conform to the current period presentation.